Exhibit 99.1
American’s Dunn County Summerfield 15-15H Well Produces 2,799 BOE During an
Early 24 Hour Flow Back Period
DENVER, CO—(May 25, 2010) — American Oil & Gas Inc. (NYSE-AMEX:AEZ) announces that the Summerfield 15-15H well, located in T147N-R96W, Section 15, Dunn County, ND produced 2,799 barrels of oil equivalent (2,178 barrels of oil and 3,729 Mcf of natural gas) from the Bakken formation during an early 24 hour flow back period. The 4,051 foot short lateral in the Bakken formation was fracture stimulated with 14 stages. American owns an approximate 33% working interest in this well.
Pat O’Brien, CEO of American, commented, “We are pleased to report strong results from our Summerfield well, which is our third consecutive successfully operated Bakken well in North Dakota. With our two rig continuous drilling program underway and production from recently completed wells, we expect increasing oil and natural gas production volumes should favorably impact the Company’s financial metrics during the current quarter.”
American also reports that the Ron Viall 1-25H well, located in T156N-R98W Sections 24 and 25 in Williams County, ND, that produced 2,844 barrels of oil equivalent from the Bakken formation during an early 24 hour flow back period, averaged approximately 1,748 BOE/D during its first seven production days. American owns a 95% working interest in this well.
Drilling operations continue with both of American’s operated drilling rigs. Completion operations are expected to commence in late-June on the Bergstrom 15-23H well (95% WI) and in mid-July on the Johnson 15-35H well (82%WI). Both of these wells are planned for an approximate 9,600 foot lateral in the Bakken formation and fracture stimulation with a minimum of 30 stages
American Oil & Gas Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas Inc. is available via the Company’s website at www.americanog.com.
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This release and the Company’s website referenced in this release may contain forward-looking statements regarding American Oil & Gas Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, the Company’s dependence on future drilling success to produce revenues, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas Inc. and does not necessarily include the views of any other person or entity.

Contact:
Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400 — Denver, CO 80265	303.449.1184